Exhibit 10.30
January 31, 2007
Lester M. Crudele
     Re: Offer of Employment as President and Chief Executive Officer
Dear Les:
     Transmeta Corporation (“Transmeta” or the “Company”) is very pleased to offer you a position as President and Chief Executive Officer, effective February 1, 2007. This letter sets out the terms of the Company’s offer of employment in that position.
     Your starting annual base salary would be $325,000. In addition, the Company would pay you a one-time lump-sum hiring bonus of $162,500 in consideration for, among other things, your agreement to commence full-time employment with the Company beginning January 15, 2007 and to assume the offices of President and Chief Executive Officer effective February 1, 2007.
     You would also be eligible to participate in the Company’s executive incentive bonus plan, with a target bonus of 75 percent of your base annual salary.
     You would also be granted stock options to purchase up to a total of 3,000,000 shares of Transmeta common stock. The options will be granted during 2007 in three (3) equal tranches of 1,000,000 shares each, with each tranche to be granted at fair market value measured by the market closing price on the grant date, in accordance with the following schedule:
     1. The grant date of the first tranche will be the second full trading day following the Company’s widespread public release of its annual earnings for the fiscal year ended December 31, 2006;
     2. The grant date of the second tranche will be the earlier of (a) the day following the Company’s next annual meeting of stockholders, and (b) the second full trading day following the Company’s widespread public release of its quarterly earnings for the second fiscal quarter ending June 30, 2007, and (c) August 15, 2007; and
     3. The grant date of the third tranche will be the earlier of (a) the second full trading day following the Company’s widespread public release of its quarterly earnings for the third fiscal quarter ending September 30, 2007, and (b) November 15, 2007.
Transmeta Corporation ▼     3990 Freedom Circle    ▼    Santa Clara, California 95054    ▼    Phone: 408.919.3000    ▼    Fax: 408.919.6540

Mr. Lester M. Crudele
January 31, 2007

Your options would vest over a period of three years, with one-third of the total shares (1,000,000 shares) vesting on February 1, 2008, and with 2.77778 percent of the total shares vesting each month thereafter until fully vested on February 1, 2010. The obligation to grant you an option on the date of the second or third tranche is conditioned upon you being employed by the Company on that respective date. These stock options are not a promise of compensation and are not intended to create any employment obligation on the part of the Company.
     You would also be eligible to participate in the Company’s executive retention and severance plan, as amended, with the benefits provided to the Chief Executive Officer of the Company under that plan. This invitation to participate in the Company’s executive retention and severance plan is not a promise of compensation and is not intended to create any employment obligation on the part of the Company, other than as expressly provided in that plan; provided, however, that in the event that the Company were to terminate your employment without cause before the first anniversary of your start date as Chief Executive Officer, then, subject to you signing a release, the Company would guarantee you the equivalent of at least one year of your base salary, at least 100 percent of your target annual bonus under the Company’s executive incentive bonus plan, and the acceleration of the vesting of your stock options such that they collectively will be exercisable for 1,000,000 shares, with each stock option being exercisable for an equal number of shares as the other stock option(s).
     In addition, the Company will pay your reasonable expenses for relocating your primary residence to the San Francisco Bay Area, within 60 miles of the Company’s headquarters in Santa Clara, California. In order to facilitate your relocation, the Company will also provide you with a housing allowance to pay for interim rental housing during 2007 in an amount not to exceed $50,000.
     Finally, as an employee of Transmeta, you would also be eligible to participate in several Company-sponsored benefits plans, including medical, life, and disability insurance, a Flexible Spending Plan, and a 401(k) Plan.
     This offer contemplates an at-will employment relationship, which can be terminated by you or by Transmeta for any reason, with or without cause, without further obligation or liability, except that Transmeta would pay you any salary and compensation earned through your last date worked, and any compensation to which you are entitled under the executive retention and severance plan.
     Your employment is contingent upon (1) your executing the enclosed Proprietary Information and Inventions Agreement, and (2) your providing the legally required proof of identity and eligibility to work in the United States.

Mr. Lester M. Crudele
January 31, 2007

     To confirm your acceptance of this offer, please sign and date one copy of this letter and return it to John Horsley at the Company. You may retain the other copy for your records. This letter, along with the other agreements referred to above, set out the terms of your employment relationship with Transmeta. This agreement supersedes any prior representations or agreements between you and Transmeta, whether written or oral.
     Congratulations on joining Transmeta.

Very truly yours,

/S/ Murray A. Goldman

Murray A. Goldman
Chairman
Accepted By: /S/ Lester M. Crudele          Date: February 1, 2007
Enclosure: Transmeta Proprietary Information and Inventions Agreement